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                                                                    EXHIBIT 23.2



               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 16, 2001, with respect to the financial statements of DonJoy, L.L.C. (the predecessor to dj Orthopedics, Inc.) included in the Registration Statement (Form S-1) and related Prospectus of dj Orthopedics, Inc. for the registration of its 12 5/8% Senior Subordinated Notes due 2009.

Our audits also included the financial statement schedule of DonJoy, L.L.C.
for each of the three years in the period ended December 31, 2000 listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                /s/ Ernst & Young LLP
                                                ERNST & Young LLP


San Diego, California
December 7, 2001